Comparison of change in value of $10,000 investment in Dreyfus Intermediate Municipal Bond Fund, Inc.
and the Lehman Brothers 7-Year Municipal Bond Index

EXHIBIT A:

                              Lehman
               Dreyfus       Brothers
             Intermediate     7-Year
              Municipal     Municipal
   PERIOD        Bond          Bond
             Fund, Inc.      Index *

  5/31/92      10,000        10,000
  5/31/93      11,088        11,048
  5/31/94      11,436        11,413
  5/31/95      12,298        12,341
  5/31/96      12,721        12,913
  5/31/97      13,586        13,795
  5/31/98      14,679        14,907
  5/31/99      15,198        15,612
  5/31/00      15,050        15,649
  5/31/01      16,487        17,381
  5/31/02      17,170        18,498

* Source: Lehman Brothers